Exhibit 10.28

NINTH LOAN MODIFICATION AGREEMENT AND WAIVER

THIS NINTH LOAN MODIFICATION AGREEMENT AND WAIVER (this “Modification”) dated as of March 15, 2023, is by and among ORGANIC PRODUCTS TRADING COMPANY LLC, a Delaware limited liability company and COFFEE HOLDING CO., INC., a Nevada corporation (collectively, the “Borrowers”), the Guarantors identified on the signatures pages hereto and WEBSTER BANK, NATIONAL ASSOCIATION, successor by merger to Sterling National Bank (the “Bank” or the “Lender”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors and the Bank entered into that certain Amended and Restated Loan and Security Agreement dated as of April 25, 2017, as amended by (a) a certain letter agreement dated November 21, 2017, (b) a certain Loan Modification Agreement dated as of February 28, 2018, (c) a certain Loan Modification Agreement and Waiver dated as of March 23, 2018, (d) a certain Loan Modification Agreement and Waiver dated August 23, 2018, effective as of July 1, 2018 (e) a certain Fifth Loan Modification Agreement dated September 14, 2018, (f) a certain Sixth Loan Modification Agreement dated as of March 13, 2019, (g) a certain Seventh Loan Modification Agreement dated March 16, 2022, and (h) a certain Eighth Loan Modification Agreement dated as of June 28, 2022 (collectively, the “Loan Agreement”), for the purposes and consideration therein expressed, pursuant to which the Bank became obligated to make Loans to the Borrowers as provided therein; and

WHEREAS, the following Events of Default have occurred and are continuing under the Loan Agreement (collectively, the “Specified Events of Default”):

(a) Borrowers failed to comply with Section 16.2(d) of Annex 2 to the Loan Agreement (Net Profit) for the period ending October 31, 2022 in violation of Section 5.1 of the Loan Agreement, resulting in an Event of Default under Section 6.1(a) of the Loan Agreement; and

(b) Borrowers have entered into certain arms-length transactions with Non-Borrower Affiliates in violation of Section 16.2(g)of Annex 2 to the Loan Agreement during the fiscal period ending October 31, 2022 in violation of Section 5.1 of the Loan Agreement, resulting in an Event of Default under Section 6.1(a) of the Loan Agreement; and

WHEREAS, the Borrowers have requested that Bank waive the Specified Events of Default and otherwise amend certain terms of the Loan Agreement as provided herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein and in the Loan Agreement, in consideration of the Loans which may hereafter be made by the Bank to the Borrowers, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

ARTICLE I

Definitions and Waiver

Section 1.1 Terms Defined in the Loan Agreement. Unless the context otherwise requires or unless otherwise expressly defined herein, the terms defined in the Loan Agreement shall have the same meanings whenever used in this Modification.

Section 1.2 Waiver of Specified Events of Default. The Bank hereby waives and elects to forego exercising rights and remedies in respect of the Specified Events of Default. Except as expressly set forth herein with respect to the Specified Event of Default, nothing in this Modification constitutes or shall be deemed to constitute a waiver of any of the rights or remedies of the Bank under the terms of the Loan Agreement, any Guaranty or applicable law, all of which are hereby reserved. The Bank is not waiving any Default or Event of Default other than the Specified Event of Default. Except as provided herein, all terms, conditions and covenants set forth in the Loan Documents shall remain unaffected and in full force and effect.

ARTICLE II

Modification to the Loan Agreement

Section 2.1 Modification. As of the effective date of this Modification, the Loan Agreement is amended as follows:

(a) Section 2.10. Section 2.10 of the Loan Agreement is amended and restated in its entirety to read as follows:

2.10 Subordination. It is acknowledged that the sum, if any, set forth on Annex 3 (such Indebtedness referred to as “Subordinated Debt”) is currently due from Borrower to those creditors set forth on Annex 3 (each a “Subordinator”). If at any time there shall be Indebtedness that constitutes Subordinated Debt, Borrowers agree to procure from each Subordinator a Subordination Agreement pursuant to which each Subordinator acknowledges and agrees that any Subordinated Debt owed to such Subordinator is subordinate, inferior and subject to the satisfaction of all Obligations due the Bank, and that the failure of such Subordinator to execute and deliver such Subordination Agreement to the Bank shall constitute an Event of Default hereunder.

(b) Section 5.2. The reference to “June ___, 2022” in Section 5.2(b) of the Loan Agreement is amended to be “June 28, 2022”.

(c) Section 5.8. Section 5.8 of the Loan Agreement is amended and restated in its entirety to read as follows:

5.8 Restricted Payments. Borrower will not nor will it permit any of the Subsidiaries to, (i) declare or make, or agree to pay for or make, directly or indirectly, any Restricted Payment, or (ii) be or become liable in respect of any obligation (contingent or otherwise) to purchase, redeem, retire, acquire or make any other payment in respect of its equity securities or any option, warrant or other right to acquire any such shares of equity securities.

(d) Section 5.9. Section 5.9 of the Loan Agreement is amended and restated in its entirety to read as follows:

5.9 Transactions with Affiliates. Without limiting any other provision of this Agreement, Borrowers will not engage in any transactions with any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to Borrower than could be obtained on an arms-length basis from unrelated third parties.

(e) Annex 2; Section 15.1. Section 15.1(a) of Annex 2 to the Loan Agreement is amended and restated in its entirety to read as follows:

(a) Borrowers shall provide to the Bank, within 120 days after the end of each fiscal year (October 31st) of Borrowers (and by April 15, 2023 for Borrowers’ fiscal year ending October 31, 2022 only), its balance sheet as at the end of such fiscal year, and its statement of income and retained earnings and statement of cash flow for such fiscal year, prepared on a consolidated and consolidating basis and certified in accordance with GAAP by independent certified public accountants of recognized standing selected by Borrowers and satisfactory to the Bank; alternatively, Borrower shall deliver to the Bank a copy of the Borrower’s 10K statement as filed with the SEC within 10 days of such filing;

(f) Annex 2; Section 16.1. Section 16.1 of Annex 2 to the Loan Agreement is amended by the addition, in alphabetical order, or the amendment and restatement, as applicable, of the following definitions to read in their entirety as follows:

“Fixed Charges” shall mean, for any fiscal period, the sum, without duplication, of the amounts determined for Borrower equal to (i) Cash Interest Expense, (ii) scheduled payments of principal on Total Debt, and (iii) taxes paid in cash during such fiscal period.

“Fixed Charge Coverage Ratio” shall mean the ratio as of the last day of any fiscal period of (a) the sum of (i) EBITDA for such fiscal period then ending, minus (ii) Maintenance Capital Expenditures made during such fiscal period, minus (iii) Restricted Payments paid in cash during such fiscal period to (b) Fixed Charges for such fiscal period.

“Maintenance Capital Expenditure” shall means a Capital Expenditure required to maintain property, plan and equity for satisfaction and safter operations, at current capacity levels.

(g) Annex 2; Section 16.2. Section 16.2 of Annex 2 to the Loan Agreement is amended and restated in its entirety to read as follows:

16.2 Covenants. The following covenants shall apply to this Revolving Credit Facility:

(a) Leverage (Debt to Tangible Net Worth Ratio). Borrowers shall not permit their Leverage Ratio (Debt to Tangible Net Worth Ratio) to be greater than 2.00 to 1.00 at any time. In applying this ratio:

(i) the term “Debt” as numerator in the ratio equation shall mean (1) the Total Liabilities of the Borrower whether demand, installment, contingent, secured, unsecured, guaranteed, endorsed, or assumed all determined in accordance with GAAP, minus (2) Indebtedness subordinated in favor of the Bank pursuant to a Subordination Agreement; and

(ii) the term “Tangible Net Worth” as denominator in the ratio equation shall mean (1) the Borrower’s net worth as reported on the Borrower’s financial statements, plus (2) Indebtedness subordinated in favor of the Bank pursuant to a Subordination Agreement, minus (3) the total of loans or advances to its officers and affiliated companies, minus (4) goodwill, licenses, patents, copyrights, trademarks, trade names, unamortized debt discount and expense, or organizational expenses and other like intangible assets and other items that would be characterized as intangible assets in accordance with GAAP.

(b) Fixed Charge Coverage Ratio. The Borrowers shall not permit their Fixed Charge Coverage Ratio, measured on a quarter-end basis, to be less than the required amount set forth in the following table for the applicable period set forth opposite thereto:

Period	Fixed Charge Coverage Ratio
Three months ending January 31, 2023	1.00 to 1.00
Six months ending April 30, 2023	1.10 to 1.00
Nine months ending July 31, 2023	1.15 to 1.00
Twelve months ending October 31, 2023 and at the end of each fiscal quarter thereafter on a trailing four quarter basis	1.25 to 1.00

ARTICLE III

Conditions of Effectiveness

Section 3.1 Effective Time. This Modification shall become effective as of the date first above written once the following conditions precedent have been satisfied in full (the “Effective Time”):

(a) Bank shall have received, at Bank’s office, a duly executed counterpart of this Modification from each Borrower and Guarantor.

(b) Bank shall have received a certificate of an officer of each Borrower and each Guarantor certifying that (i) the resolutions of such Person delivered to the Lender on June 22, 2022 have not been modified, rescinded or amended, are in full force and effect on the date of this Modification, are the only resolutions relating to the documents and transactions described therein and authorize the execution and delivery by such Person of this Modification, (ii) the certificate of incorporation, certificate of formation, by-laws or limited liability company agreement, as applicable, of such Person which were certified and delivered to Lender on April 25, 2017 are true and correct copies of such documents, and such documents continue in full force and effect and have not been amended or otherwise modified except as set forth in the certificates to be delivered, and (iii) the officers of such Person who have been certified to Lender on April 25, 2017 as being authorized to sign and to act on behalf of such Person continue to be so authorized or setting forth the sample signatures of each of the officers of such Person authorized to execute and deliver this Modification and all other documents, agreements and certificates on behalf of such Person.

(c) Borrowers shall have paid Lender a waiver and modification fee in an amount equal to $20,000. Borrowers acknowledge that the waiver and modification fee shall be fully earned upon execution and delivery of this Modification and shall be non-refundable.

(d) Bank shall have received any and all other documents, instruments, writings, agreements, and information as Agent may reasonably request and which have been identified to Agent at least three (3) Business Days prior to the date hereof.

(e) No Default or Event of Default shall have occurred and be continuing.

ARTICLE IV

Representations and Warranties

Section 4.1 Representations and Warranties of Borrower and Guarantor. In order to induce Bank to enter into this Modification, Borrowers and Guarantors hereby represent and warrant to Bank that:

(f) The representations and warranties contained in the Loan Agreement are true and correct in all material respects at and as of the Effective Time; provided, however, those representations and warranties containing a reference to a particular date shall continue to be qualified by reference to such date;

(g) The Borrowers and Guarantors are duly authorized to execute and deliver this Modification and are duly authorized to borrow and perform their obligations under the Loan Agreement and the other Loan Documents. The Borrowers and Guarantors have duly taken all corporate action necessary to authorize the execution and delivery of this Modification and to authorize the performance of the obligations of Borrowers and Guarantors hereunder;

(h) The execution and delivery by the Borrowers and Guarantors of this Modification, the performance by the Borrowers and Guarantors of their obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with, violate or constitute a breach or default under (i) any provision of applicable law applicable to it or any of its Subsidiaries, (ii) its organizational documents, (iii) any agreement or instrument to which it is a party or which is otherwise binding upon it, or (iv) any material judgment, license, order or permit applicable to or binding upon it;

(i) Except for those which have been duly obtained, no consent, approval, exemption, authorization or other action by, notice to, or filing with any governmental authority or third party is required in connection with the execution and delivery by the Borrowers and Guarantors of this Modification or to consummate the transactions contemplated hereby;

(j) When duly executed and delivered, this Modification will constitute the legal, valid and binding obligation of the Borrowers and Guarantors, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to enforcement of creditors’ rights; and

(k) No Default or Event of Default exists under the Loan Agreement or any of the other Loan Documents.

ARTICLE V

Miscellaneous

Section 5.1 Ratification of Agreement.

(a) The Loan Agreement as hereby amended is hereby ratified and confirmed in all respects. Any reference to the Loan Agreement in any Loan Document shall be deemed to refer to the Loan Agreement, as amended by this Modification. The execution, delivery and effectiveness of this Modification shall not operate as a waiver of any Default or Event of Default, or of any right, power or remedy of Bank under the Loan Agreement or any other Loan Document nor constitute a waiver of any provision of the Loan Agreement or any other Loan Document.

(b) By signing in the space provided below, each Guarantor hereby ratifies in all respects such Guarantor’s separate Guaranty Agreement and confirms such Guaranty Agreement remains in full force and effect.

Section 5.2 Survival of Agreements. All representations, warranties, covenants and agreements of the Borrowers and Guarantors herein shall survive the execution and delivery of this Modification and the performance hereof, and shall further survive until all of the Obligations are paid in full. All statements and agreements contained in any certificate or instrument delivered by the Borrowers and Guarantors hereunder or under the Loan Agreement or the Guaranty to Bank shall be deemed to constitute representations and warranties by, or agreements and covenants of, the Borrowers and Guarantors under this Modification and under the Loan Agreement and Guaranty.

Section 5.3 Loan Document. This Modification is a Loan Document, and all provisions in the Loan Agreement pertaining to Loan Documents apply hereto.

Section 5.4 Governing Law. THIS MODIFICATION HAS BEEN EXECUTED OR COMPLETED AND/OR IS TO BE PERFORMED IN NEW YORK, AND IT AND ALL TRANSACTIONS HEREUNDER OR PURSUANT HERETO SHALL BE GOVERNED AS TO INTERPRETATION, VALIDITY, EFFECT, RIGHTS, DUTIES AND REMEDIES OF THE PARTIES HEREUNDER AND IN ALL RESPECTS BY THE LAWS OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW.

Section 5.5 Counterparts; Fax. This Modification may be executed in any number of counterparts and signature pages may be detached from multiple separate counterparts and attached to the same document. A telecopy or other electronic transmission of any such executed counterpart signature page shall be deemed valid as an original.

Section 5.6 References. All references in the Loan Agreement to “this Agreement” shall be deemed to refer to the Loan Agreement as amended hereby; and any and all references in the Loan Documents to the Loan Agreement shall be deemed to refer to the Loan Agreement as amended hereby.

Section 5.7 Costs and Expenses. Borrowers hereby reaffirm their agreement under the Loan Agreement to pay or reimburse Bank on demand for all reasonable costs and expenses incurred by Bank in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel. Without limiting the generality of the foregoing, Borrowers specifically agree to pay all reasonable fees and disbursements of counsel to Bank for the services performed by such counsel in connection with the preparation of this Modification and the documents and instruments incidental hereto. Borrowers hereby agree that Bank may, at any time or from time to time in its sole discretion and without further authorization by Borrowers, make a loan to Borrowers under the Loan Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

THIS MODIFICATION AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.

THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[The Remainder of this Page is Intentionally Left Blank]

IN WITNESS WHEREOF, this Modification is executed as of the date first above written.

BORROWERS:

ORGANIC PRODUCTS TRADING COMPANY LLC

By:	/s/ Andrew Gordon
Andrew Gordon, Manager

COFFEE HOLDING CO., INC.

By:	/s/ Andrew Gordon
Andrew Gordon, Manager

BANK/LENDER:

WEBSTER BANK, NATIONAL ASSOCIATION

By:	/s/ Mark J. Long
Mark J. Long, Managing Director

Ninth Loan Modification Agreement and Waiver

Agreed and acknowledged:

SONOFRESCO, LLC, Guarantor

By:	/s/ Andrew Gordon
Name:	Andrew Gordon
Title:	President/CEO

COMFORT FOODS, INC., Guarantor

By:	/s/ Andrew Gordon
Name:	Andrew Gordon
Title:	President/CEO

GENERATIONS COFFEE COMPANY, LLC, Guarantor

By:	/s/ Andrew Gordon
Name:	Andrew Gordon
Title:	Vice President

Validity Guarantors:

/s/ Andrew Gordon
Andrew Gordon

/s/ David Gordon
David Gordon

Ninth Loan Modification Agreement and Waiver